Exhibit 5.1

October 4, 2021

LifeMD, Inc.
800 Third Avenue, Suite 2800
New York, New York 10022

Ladies and Gentlemen:

We have acted as legal counsel to LifeMD, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”) dated September 28, 2021 to the Prospectus included in the Registration Statement on Form S-3 (File No. 333-256911) (the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) related to the offer and sale by the Company of 3,833,334 shares (including 500,000 shares pursuant to the Underwriter’s over-allotment option) (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated September 28, 2021 by and between the Company and the several underwriters named therein.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

AJM/AE